Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of March 23, 2009, among Concord Associates, L.P., a New York limited partnership having an office at c/o Cappelli Enterprises, Inc., 115 Stevens Avenue, Valhalla, New York 10595 (“Concord”) and Empire Resorts, Inc., a Delaware corporation having an office at 701 North Green Valley Parkway, Suite 200, Henderson, Nevada 89074 (“Empire”).  This Agreement sets forth the material terms and conditions of a transaction (the “Transaction”) between Concord and Empire, and the agreement by the parties hereto to formalize and execute one or more additional agreements, as more fully set forth herein, consistent with the terms outlined in this Agreement; provided, that, in the event that such additional agreement(s) are not executed by the parties hereto, the terms of the Transaction set forth in this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

W I T N E S S E T H :

WHEREAS, on February 8, 2008, Concord and Empire entered into that certain Agreement to Form Limited Liability Company and Contribution Agreement (as amended by Amendments dated December 30, 2008, and January 30, 2009, the “Original Agreement”); and

WHEREAS, Concord, Monticello Raceway Management Inc. (“MRMI”) and Monticello Harness Horsemen’s Association, Inc. (the “Horsemen”) negotiated and entered into that certain Agreement dated as of July 1, 2008 (the “Horsemen Agreement”) which provides for, among other things (i) the operation of one or more racing tracks at the Monticello Raceway in Monticello, New York and/or at that certain parcel of land located in the Town of Thompson, New York and commonly known as the Concord Hotel and Resort (the “Concord Property”), (ii) an initial term ending on July 31, 2010, which may be extended until December 31, 2030 pursuant to the terms set forth in the Horsemen Agreement in the event that construction financing with respect to the construction of improvements, including a harness horseracing track, on the Concord Property closes on or before July 31, 2010, and (iii) annual purse payments to the Horsemen in the amounts set forth on Exhibit B attached to the Horsemen Agreement and made a part thereof; and

WHEREAS, pursuant to the terms of the Horsemen Agreement, Concord agreed to reimburse MRMI, and guaranteed to the Horsemen, any excess in the Guaranteed VGM Purse Contribution (as defined in the Horsemen Agreement) in excess of 8.75% of the net win from video gaming machine activities at the Monticello Raceway (such difference, the “VGM Shortfall”) for the period commencing on July 1, 2008 until the earlier to occur of July 31, 2010  or the date that a certificate of occupancy is issued and all requisite licenses have been obtained in connection with a harness horseracing and video gaming machine facility at the Concord Property; and

WHEREAS, each of the Concord and Empire hereby acknowledge and agree that the Horsemen Agreement remains in full force and effect, and that such Horsemen Agreement is in the mutual best interest of both Concord and Empire; and

WHEREAS, in connection with the execution of the Horsemen Agreement, on July 1, 2008 Concord, MRMI and Empire entered into that certain Agreement (the “Horsemen Side Agreement”); and

WHEREAS, on October 23, 2008, the New York State Racing and Wagering Board (“R&W”) acted pursuant to Racing, Pari-Mutuel Wagering and Breeding Law (the “Racing Law”) Section 302 and approved the filing of the certificate of incorporation of Concord Empire Raceway Corp. (the “Raceway Corp.”), a New York harness racing corporation authorized to hold harness race meetings at the Concord Property and to apply for a Racing Law Section 307 license to conduct pari-mutuel harness horse racing, and on January 15, 2009, R&W agreed to grant priority to and act favorably on an application submitted by the Raceway Corp. for a license to conduct pari-mutuel harness racing meets at the Concord Property (the “Eighth Track License”); and

WHEREAS, Empire hereby acknowledges and agrees that the issuance of the Eighth Track License to Raceway Corp. and the development of the Track and the Concord Gaming Facilities (hereinafter defined) at the Concord Property is reasonably expected to revitalize the economy of, and tourism industry in, Sullivan County, New York, and, as a result, Empire hereby acknowledges and agrees that the issuance of the Eighth Track License to Raceway Corp., and the development and subsequent operation of the Track and the Concord Gaming Facilities at the Concord Property, are in the best interest of Empire; and

WHEREAS, as of the date of this Agreement, the conditions set forth in Article 19 of the Original Agreement have not been satisfied, and neither Concord nor Empire anticipates that the Original Agreement conditions will be able to be satisfied in the future; and

WHEREAS, as of February 28, 2009, the Original Agreement became terminable by either party in accordance with its terms; and

WHEREAS, upon the execution of this Agreement, the parties desire that the Original Agreement shall be automatically terminated and be of no further force or effect, and the terms of this Agreement shall supersede all prior written agreements between Concord and Empire.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

Article I.                      Transaction Overview

Section 1.01                Overall Transaction Structure.

1.           Commencing on the Closing Date (as hereinafter defined), and for a term of forty (40) years (unless earlier terminated pursuant to the terms of this Agreement, the “Term”), Empire  (or a wholly-owned subsidiary of Empire reasonably acceptable to Concord, which shall be referred to herein as the “Empire Transaction Subsidiary”) shall be retained by Raceway Corp. to provide advice and general managerial oversight with respect to the operations at the harness track (the “Track”) to be constructed at the Concord Property pursuant to the terms and conditions of this Agreement.  Notwithstanding the foregoing, Empire shall have no management responsibility for the Concord Gaming Facilities.

2.           Raceway Corp. shall, pursuant to the that certain letter issued by R&W to Raceway Corp. on January 15, 2009 (the “R&W Letter”), own the Eighth Track License at such time as the Eighth Track License is issued by R&W to the Raceway Corp., and certain additional licenses that may be issued by the Lottery of the State of New York (“Lottery,” and together with R&W, the “Agencies”).  Raceway Corp. shall own a leasehold interest in and operate the Track and certain gaming facilities on the Concord Property (the “Concord Gaming Facilities”) pursuant to the terms and conditions of a lease agreement (the “Lease Agreement”) between the Raceway Corp. and Concord Kiamesha LLC, a Delaware limited liability company and wholly-owned subsidiary of Concord into which Concord shall transfer all of its right, title and interest to the Concord Property (the “Property Owner”). Pursuant to the Lease Agreement, the Property Owner shall  lease the Track and the Concord Gaming Facilities located on the Concord Property to the Raceway Corp.  Concord Empire LLC, a Delaware limited liability company, shall be the sole shareholder of the Raceway Corp., and Concord shall be the sole member of Concord Empire LLC.

3.           In connection with the foregoing, on even date herewith, each of David P. Hanlon, Charles A. Degliomini and Cliff Ehrlich (each an “Assignor”) shall execute and deliver to Concord Empire LLC an Assignment and Assumption Agreement whereby each Assignor assigned, transferred and set over unto Concord Empire LLC One Hundred Percent (100%) of such Assignor’s right, title and interest in and to such Assignor’s subscription rights in and to one (1) share of common stock of Raceway Corp.

4.           Notwithstanding anything to the contrary provided for in this Agreement or in any other agreement between the parties, Concord shall retain full and complete ownership of the Concord Property, the Track and the Concord Gaming Facilities, and Empire shall retain full and complete ownership of its racing and gaming business, and the licenses necessary to conduct such racing and gaming business, at the Monticello Raceway in Monticello, New York (the “Empire Operations”).

Section 1.02                Payment Terms.  As consideration for entering into this Agreement, Concord and Empire agree as follows:

1.           Empire Track Management Fee.  Commencing upon the commencement of operations at the Concord Gaming Facilities (the “Operations Date”) and for the duration of the Term, and in consideration of Empire’s agreement to provide advice and general managerial oversight with respect to the Track, Concord shall cause Raceway Corp. to pay to Empire an annual track management fee in the amount of Two Million and 00/100 Dollars ($2,000,000.00), such track management fee to be increased by five percent (5%) on each five (5) year anniversary of the Operations Date (the “Empire Track Management Fee”). The Empire Track Management Fee shall be prorated for the initial year in which the Track is open for business by the number of months in which the Track is open to the public. For the avoidance of doubt, the following schedule sets forth the amounts due as the Empire Track Management Fee:

Commencing on the Operations Date, Years 1 through 5:	$2,000,000.00
Years 6 through 10:	$2,100,000.00
Years 11 through 15:	$2,205,000.00
Years 16 through 20:	$2,315,250.00
Years 21 through 25:	$2,431,012.50
Years 26 through 30:	$2,552,563.10
Years 31 through 35:	$2,680,191.30
Years 36 through 40:	$2,814,200.80

The Empire Track Management Fee shall be paid to Empire notwithstanding whether or not Concord requests and/or Empire provides satisfactory advice and/or satisfactory overall managerial oversight with respect to the Track.

2.           Adjusted Gross Gaming Revenue Payment. In addition to the Empire Track Management Fee, commencing on the Operations Date and for the duration of the Term, Concord shall cause Raceway Corp. to pay to Empire the Adjusted Gross Gaming Revenue Payment.

As used herein, “Adjusted Gross Gaming Revenue Payment” shall mean an annual fee in the amount of two percent (2%) of the Adjusted Gross Gaming Revenue earned at the Concord Gaming Facilities.

“Adjusted Gross Gaming Revenue” shall mean the total revenue wagered with respect to video gaming machines and/or other Alternative Gaming located at the Concord Property after payout for prizes, less the State Return, the Horsemen Return and the Breeders Return.

“Alternative Gaming” shall mean any gaming approved by the State of New York including but not limited to video lottery terminals (VLTs), video gaming machines, slot machines, table and card games of whatever nature including but not limited to poker, craps, roulette and revenue derived from contests and tournaments conducted which involving such gaming, or native American gaming of any nature, but excluding revenue derived from racing or simulcasting of racing.

“Horsemen Return” shall mean an amount equal to the “Horsemen Alternative Gaming Revenue Share” set forth in the Horsemen Agreement.

“Breeders Return” shall mean amounts that shall be due and owing to the New York State Horse Breeding Fund pursuant to any agreement that shall be made between the Raceway Corp. and the New York State Horse Breeding Fund.

“State Return” shall mean the amount that shall be payable by the Raceway Corp.  to the State of New York pursuant to that certain law enacted by the 231st New York Legislature, approved and effective July 7, 2008, amending chapter 383 of the laws of 2001 amending the tax law and other laws relating to authorizing the division of the lottery to conduct a pilot program involving the operation of video lottery terminals at certain racetracks (NY Legis 286 (2008), as such law may be amended from time to time.

3.           Adjusted Gross Gaming Revenue Payment Guaranty.  Commencing upon the Operations Date and for the duration of the Term, in the event that the Adjusted Gross Gaming Revenue Payment paid to Empire pursuant to Section 1.02(2) above is less than Two Million and 00/100 Dollars ($2,000,000.00) per annum, Concord shall guaranty and pay to Empire the difference between Two Million and 00/100 Dollars ($2,000,000.00) and the Adjusted Gross Gaming Revenue Payment distributed to Empire with respect to such calendar year (the “AGGRP Shortfall”).

4.           Termination Payment.  Notwithstanding that the Term of this Agreement has not previously expired, upon a sale or other voluntary transfer of the Concord Gaming Facilities to any person or entity who is not an affiliate of Concord (the “Buyer”), Raceway Corp. may terminate this Agreement upon payment to Empire of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) (the “Termination Payment”); provided, that the Buyer shall enter into an agreement with Empire whereby the Buyer shall agree to pay the greater of (i) the Adjusted Gross Gaming Revenue Payment and (ii) Two Million and 00/100 Dollars ($2,000,000.00) per annum to Empire for the duration of the Term of this Agreement; provided, further, that, notwithstanding anything to the contrary contained in this Agreement, as a condition precedent to Empire’s receipt of the Termination Payment, Empire shall execute and deliver to Property Owner such documents as may be reasonably necessary, in Property Owner’s reasonable discretion, to terminate the Memorandum of Agreement. Notwithstanding the foregoing, Concord agrees to use its best efforts to accommodate reasonable requests made by Empire to structure and/or characterize the payment of the Termination Payment by Raceway Corp. to Empire in a manner that shall afford Empire with favorable tax treatment. For the avoidance of doubt, Concord and Empire agree that, upon payment to Empire of the Termination Payment, neither Concord nor any Buyer shall have any obligation to pay the Empire Track Management Fee to Empire.

5.           Alternative Gaming.  Solely in the event that the Eighth Track License is no longer required by law in order to enable Raceway Corp. to conduct Alternative Gaming at the Concord Gaming Facilities, then, notwithstanding that the Term of this Agreement has not previously expired or anything to the contrary contained in this Agreement, Empire shall continue to receive the Adjusted Gross Gaming Revenue Payment pursuant to the terms and conditions set forth in this Agreement, but shall no longer be entitled to receive the Empire Track Management Fee or the Termination Payment pursuant to the terms and conditions set forth in this Agreement.

Section 1.03                Additional Consideration - Horsemen Side Agreement.

1.           Notwithstanding anything to the contrary contained in the Horsemen Agreement or the Horsemen Side Agreement, until the earlier to occur of the Operations Date and July 31, 2011, Empire shall continue to pay to the Horsemen 8.75% of the net win from video gaming machine activities at the Monticello Raceway, and Concord shall pay any VGM Shortfall to the Horsemen during such period.

2.           Commencing on the Closing and until the earlier to occur of the Operations Date and July 31, 2011, if Empire determines, in good faith, that it does not have sufficient funds from all sources (including with respect to all cash-flow, credit lines and savings) to meet its financial obligations specified in clauses (i) through (iv) below, then Concord shall pay to Empire JV Member up to Four Million and 00/100 Dollars ($4,000,000.00) (but in no event more than Two Million and 00/100 Dollars ($2,000,000.00) in the first twelve-month period), less the amount of any VGM Shortfall that Concord paid directly to the Horsemen pursuant to Section 1.03(1) above or Section 31(a) of the Horsemen Agreement, and Empire shall apply such payment toward any of the following: (i) payment of debt service on the 5 ½% Convertible Senior Notes, due in the year 2014 and callable in July of 2009, issued by Empire (the “Notes”), (ii) payments of debt service with respect to that certain credit facility provided by the Bank of Scotland in the maximum principal amount of Ten Million and 00/100 Dollars ($10,000,000.00), due in May of 2009 (the “Credit Facility”), (iii) payments due to the Horsemen pursuant to the Horsemen Agreement and/or (iv) payments due to the New York State Horse Breeding Fund.

3.           After the Operations Date, MRMI and Concord shall assign the Horsemen Agreement to Raceway Corp., and Raceway Corp. shall make all payments of the Horsemen Alternative Gaming Revenue Share (as defined in the Horsemen Agreement) to the Horsemen pursuant to the terms of the Horsemen Agreement.

4.           After the Operations Date, Raceway Corp. shall make all payments to the New York State Horse Breeding Fund with respect to both the Track and the Monticello Raceway.

5.           Notwithstanding anything to the contrary contained in this Agreement, (i) the indemnification provided by Empire and MRMI to Concord pursuant to Section 2 of the Horsemen Side Agreement, (ii) Section 3 of the Horsemen Side Agreement and (iii) Section 4 of the Horsemen Side Agreement are each hereby incorporated by reference into this Agreement and made a part hereof.

6.           Unless otherwise agreed to between Concord and Empire, the overall number of racing days shall be allocated between the Monticello Raceway at Monticello and the Track as follows: 50% to Monticello Raceway at Monticello and 50% to the Track.

7.           On even date herewith, Concord, MRMI and Empire shall terminate the Horsemen Side Agreement; provided, that those certain sections set forth in Section 1.03(5) of this Agreement shall survive such termination and become part of this Agreement.

Section 1.04                Closing, Closing Deliveries and Closing Conditions.

1.           The closing of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place on the date that Property Owner or its affiliates secures and closes on (but not necessarily funds under) financing necessary to proceed with construction of a project on the Concord Property having a projected cost in the minimum aggregate amount of Five Hundred Million and 00/100 Dollars ($500,000,000.00) (including existing equity) (the “Financing”) from certain third-party lenders (the “Lenders”) in connection with the development of the Concord Gaming Facilities and other improvements on the Concord Property (the “Closing Date”). The Closing shall take place at the offices of DelBello Donnellan Weingarten Wise & Wiederkehr, LLP, 1 North Lexington Avenue, White Plains, New York 10601.

2.           Unless waived by Empire, in Empire’s sole discretion, at the Closing, Concord, for itself and on behalf of Raceway Corp., shall execute and deliver the following: (i) a certificate confirming that the warranties and representations of Concord set forth in this Agreement are true and complete on and as of the Closing Date, and (ii) an incumbency certificate of Concord attaching true, correct and complete copies of the certificate of limited partnership and limited partnership agreement of Concord, a good standing certificate issued by the New York Secretary of State, and a duly authorized resolution of Concord authorizing the transactions entered into pursuant to this Agreement.  Unless waived by Concord, in Concord’s sole discretion, at the Closing, Empire, for itself or on behalf of Empire Transaction Subsidiary, if any and as applicable, shall execute and deliver the following: (i) a certificate confirming that the warranties and representations of Empire set forth in this Agreement are true and complete on and as of the Closing Date, (ii) an incumbency certificate of Empire attaching true, correct and complete copies of the articles of incorporation and Bylaws of Empire, a good standing certificate issued by the Delaware Secretary of State, and a duly authorized resolution of Empire authorizing the transactions entered into pursuant to this Agreement and (iii) an incumbency certificate of Empire Transaction Subsidiary, if any, attaching true, correct and complete copies of the certificate of the organizational documents of Empire Transaction Subsidiary, a good standing certificate issued by the applicable Secretary of State, and a duly authorized resolution of Empire Transaction Subsidiary authorizing the transactions entered into pursuant to this Agreement.

3.           Concord agrees that the Empire Track Management Fee shall be senior to payments due in connection with the Financing. As a condition to Closing, Concord shall secure the Financing from the Lenders and shall cause the Lenders to deliver to Empire a written agreement reasonably satisfactory to Empire (the “Recognition Agreement”) whereby the Lenders shall agree to recognize the Empire Track Management Fee and agree that the obligation to pay the Empire Track Management Fee will have priority over payments due pursuant to the Financing and will not be foreclosed by any action the Lenders take in connection with the Financing. All other payments due pursuant to this Agreement shall be subordinate to the Financing; provided, that Concord agrees that the Adjusted Gross Gaming Revenue Payment (as hereinafter defined) shall be senior to payments made to Property Owner or due in connection with any project-related financing in excess of Seven Hundred and Fifty Million and 00/100 Dollars that shall be obtained at Closing and/or subsequently in the future by the Property Owner from one or more unaffiliated third-party lenders (the “AGGRP Recognition”).

4.           In addition, as a condition to Closing, Property Owner shall execute and deliver to Empire a memorandum of this Agreement (the “Memorandum of Agreement”) in recordable form which shall put all future lenders on notice of the requirement for recognition of the Empire Track Management Fee and for the execution of a Recognition Agreement.

Section 1.05               Track Management Agreement.  On or before the Closing Date, Concord and Empire may negotiate a more detailed management agreement between Empire (or Empire Transaction Subsidiary, if any) and Raceway Corp. (the “Track Management Agreement”). To the extent such Track Management Agreement is executed, it shall be consistent with the terms and conditions of this Agreement, shall be automatically terminated upon the termination of this Agreement, shall be assignable by Concord to any Person who shall acquire and operate the Track from Raceway Corp., and shall set forth additional terms that have been agreed to by the parties, which may include (i) further clarification with respect to the advice and overall managerial oversight to be provided by Empire to Concord and (ii) an agreement among the parties to share certain employees and services with respect to the harness horseracing track operations at the Monticello Raceway and the Track, and, in connection therewith, equitably allocate the costs associated with such employees and services among the parties to such agreement. In the event that the Track Management Agreement is not fully negotiated and/or executed on or before the Closing Date, this Agreement shall remain in full force and effect, and shall automatically and without further action by any of the parties hereto constitute the Track Management Agreement referred to in this Agreement.

Section 1.06                Default and Termination.

1.           In the event that either Empire or Concord fails to consummate the transactions set forth in this Agreement notwithstanding the satisfaction or waiver of all conditions to closing set forth in this Agreement (such failure to constitute a default pursuant to the terms of this Agreement), the other party may avail itself of any rights or remedies it may have at law or in equity on account of such default.

2.           In the event that the Closing Date has not occurred on or before July 31, 2010, this Agreement may be terminated by either Empire or Concord by written notice; provided, that upon the termination of this Agreement, Concord and Empire shall each hold a fifty percent (50%) ownership interest in the Eighth Track License, or the rights to receive such Eighth Track License pursuant to the R&W Letter, as applicable.

Section 1.07                Assignment.

1.           This Agreement may be assigned by Raceway Corp. to any Person who shall acquire and operate the Concord Gaming Facilities from Raceway Corp.; provided, that such assignee shall agree to assume all of Raceway Corp.’s obligations pursuant to the terms and conditions of this Agreement. This Agreement may not be assigned by Empire without the prior written consent of Concord.

For the avoidance of doubt, upon a sale or other voluntary transfer of the Concord Gaming Facilities to a Buyer, Concord may assign this Agreement to such Buyer and, in lieu of making any Termination Payment to Empire, such Buyer shall assume all of Concord’s rights and obligations under this Agreement.

Article II.                     Binding Agreement

Section 2.01               Binding Agreement.  Notwithstanding that this Agreement specifies that the Track Management Agreement may be negotiated after the date of this Agreement, the parties hereto acknowledge and agree that this Agreement sets forth the material terms and conditions of the Transaction, and that, in the event that such Track Management Agreement is not executed by the parties hereto, the terms of the Transaction set forth in this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

Section 2.02                Original Agreement.  Upon the execution of this Agreement, the Original Agreement shall be automatically terminated and of no further force or effect.

Article III.                    Representations and Warranties

Section 3.01                Representations and Warranties of Concord. Subject to the terms and conditions of this Agreement, Concord hereby warrants and represents to Empire, knowing and intending that Empire is relying hereon in entering into this Agreement and consummating the transactions contemplated hereby, that:

(i)                 Due Formation, Existence, Etc.  Concord is duly formed, validly existing, and in good standing, and has the requisite power and authority to own, lease, and operate its properties as it is now owned, leased and operated.  Concord has full power and authority and has taken all limited partnership and/or limited liability company action necessary to execute and deliver this Agreement and to perform the obligations of Concord hereunder, and all limited partnership action necessary to authorize the person(s) executing this Agreement on behalf of Concord to execute and deliver this Agreement and all documents to be executed by Concord pursuant to this Agreement on behalf of Concord and to perform the obligations of Concord hereunder.  This Agreement is a valid and binding agreement of Concord enforceable against Concord in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The execution and delivery by Concord of, and the performance and compliance by Concord with, the terms and provisions of this Agreement do not (a) violate any term, condition or provision of  Concord’s organizational or governing documents; (b) violate any judgment, order, injunction, decree, regulation or ruling of any court or other Governmental Entity to which Concord is subject; or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, give rise to other’s right of termination, vesting, amendment, acceleration, or cancellation of, or cause a violation of any agreement, promissory note, bond, mortgage, indenture, contract, lease, license, or any other instrument of obligation to which Concord is a party or by which Concord is bound, except that, in the case of clauses (b) or (c) above, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Concord or its business.

(ii)                 Consents and Approval.  No consent, waiver, authorization, permit, or approval by any third party or governmental entity, which heretofore has not been obtained, is required in connection with the execution and delivery by Concord of this Agreement or the performance by Concord of the obligations to be performed under this Agreement by Concord.

(iii)                 Litigation.  There is not now pending, nor to the best of Concord’s knowledge, has there been threatened, any claims, causes of action or other litigation or proceedings against or affecting Concord  before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding may reasonably be expected to have a material adverse effect on Concord or its business, or would interfere with Concord’s ability to consummate the transactions contemplated by this Agreement, or would affect the use and development of the Concord Property, except possible claims for workers’ compensation, personal injury or property damage which are covered by insurance maintained by Concord.

(iv)                 Brokers and Finders.  Neither Concord nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated in this Agreement.

(v)                 Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Concord or its business, (i) Concord and each of its Subsidiaries have duly and timely (subject to any extensions permitted by applicable law) filed all material Tax Returns required to be filed by any of them, and all such Tax Returns are true, complete and accurate in all material respects, (ii) Concord and each of its Subsidiaries have paid all material Taxes that are required to be paid by any of them or that Concord or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, (iii) neither Concord nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, (iv) there are no pending audits, examinations, investigations, deficiencies, claims or other proceedings in respect of material Taxes relating to Concord or any of its Subsidiaries, (v) neither Concord nor any of its Subsidiaries has been treated as a partnership for Tax purposes since the date of its respective formation, and (vi) none of Concord or any of its Subsidiaries has received or has been subject to any written ruling relating to material Taxes or entered into any written and legally binding agreement with any taxing authority relating to material Taxes, except with respect to sewer taxes payable on the Concord Property.

(vi)                 Foreign Person.  Concord is not a “foreign person” as defined by Internal Revenue Code Section 1445.

(vii)                 ERISA.  Concord is not an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”), a “plan,” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. Sec. 2510.3-101 of any such employee benefit plan or plans.

Empire acknowledges and agrees that, except as set forth in this Agreement, Concord has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past or present, of, as to, concerning or with respect to Concord or the Concord Property.  Additionally, no Person acting on behalf of Concord is authorized to make, and by execution hereof Empire acknowledges that no person has made, on behalf of Concord, any representation, agreement, statement, warranty, guaranty or promise regarding Concord or the Concord Property or the transactions contemplated herein other than the representations, agreements, statements, warranties, guaranties and promises contained in this Agreement; and no such other representation, warranty, agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Concord shall be valid or binding upon Concord unless specifically set forth herein.

Except as otherwise provided in this Agreement, no representations, warranties, covenants, indemnifications or other obligations of Concord set forth in this Agreement shall survive the Closing beyond a period of twelve (12) months from the date of the Closing, except to the extent that Empire shall have delivered notice of a breach on or before such twelve (12) month anniversary.

Section 3.02               Representations and Warranties of Empire. Subject to the terms and conditions of this Agreement, Empire hereby warrants and represents to Concord, knowing and intending that Concord is relying hereon in entering into this Agreement and consummating the transactions contemplated hereby, that:

(i)           Due Formation, Existence, Etc.  Empire is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification except where such failures to be so qualified, licensed, or in good standing would not have a material adverse effect on Empire or its business. Empire has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement.  This Agreement is a valid and binding agreement of Empire, enforceable against Empire in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Board of Directors of Empire has duly approved this Agreement and the transactions contemplated hereby.  The execution and delivery by Empire of, and the performance and compliance by Empire with, this Agreement in accordance with its terms do not (a) violate any term, condition or provision of  Empire’s organizational or governing documents; (b) violate any judgment, order, injunction, decree, regulation or ruling of any court or other Governmental Entity to which Empire is subject; or (c) result in any breach of or any loss of any benefit under, give rise to other’s right of termination, vesting, amendment, acceleration, or cancellation of, or cause a violation of any agreement, promissory note, bond, mortgage, indenture, contract, lease, license, or any other instrument of obligation to which Empire is a party or by which Empire is bound, except that, in the case of clauses (b) or (c) above, for any breach, violation, termination, default, acceleration, creation or change that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Empire or its business.

(ii)                 Consents and Approval.  No consent, waiver, authorization, permit, or approval by any third party or governmental entity, which heretofore has not been obtained, is required in connection with the execution and delivery by Empire of this Agreement or the performance by Empire of the obligations to be performed under this Agreement by Empire.

(iii)                 Litigation.  There is not now pending, nor to the best of Empire’s  knowledge, has there been threatened, any claims, causes of action or other litigation or proceedings against or affecting Empire before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, wherein an unfavorable ruling, decision or finding may reasonably be expected to have a material adverse effect on Empire or its business, or would interfere with Empire’s ability to consummate the transactions contemplated by this Agreement, except possible claims for workers’ compensation, personal injury or property damage which are covered by insurance maintained by Empire.

(iv)                 Brokers and Finders.  Neither Empire nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated in this Agreement.

(v)                 Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Empire or its business, (i) Empire and each of its Subsidiaries have duly and timely filed all Tax Returns required to be filed by any of them, and all such Tax Returns are true, complete and accurate in all material respects, (ii) Empire and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them (other than Taxes that are being diligently contested by appropriate proceedings and for which adequate reserves have been established) or that Empire or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, (iii) the unpaid Taxes of Empire and its Subsidiaries do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) reflected in the audited financial statements of Empire, as adjusted for results of operations and cash flows through the date hereof, (iv) neither Empire nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, (v) there are no pending audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to Empire or any of its Subsidiaries, (vi) none of Empire or any of its Subsidiaries has been a member of any group that has filed a combined, consolidated or unitary Tax Return, other than the affiliated group of corporations of which Empire is the common parent, (vii) none of Empire or its Subsidiaries has any liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law), as transferee or successor, by contract or otherwise, except as a result of the application of Treasury Regulation Section 1.1502-6 (and any comparable provision of state, local or foreign law to Empire and its Subsidiaries which are members of the affiliated group of corporations of which Empire is the common parent, (viii) none of Empire or any of its Subsidiaries has been a distributing corporation or a controlled corporation with respect to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any comparable provision of state, local or foreign law) applied, (ix) none of Empire or any of its Subsidiaries has made any election, or is required, to treat any of the assets owned by such entity as owned by another Person for Tax purposes, and (x) none of Empire or any of its Subsidiaries has received or has been subject to any written ruling relating to Taxes or entered into any written and legally binding agreement with any taxing authority relating to Taxes.

(vi)                 Foreign Person.  Empire is not a “foreign person” as defined by Internal Revenue Code Section 1445.

(vii)                 ERISA.  Empire is not an “employee benefit plan” within the meaning of Section 3(3) of ERISA, a “plan,” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. Sec. 2510.3-101 of any such employee benefit plan or plans.

Concord acknowledges and agrees that, except as set forth in this Agreement, Empire has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past or present, of, as to, concerning or with respect to Empire or its Subsidiaries.  Additionally, no Person acting on behalf of Empire is authorized to make, and by execution hereof Concord acknowledges that no person has made, on behalf of Empire, any representation, agreement, statement, warranty, guaranty or promise regarding Empire or the transactions contemplated herein other than the representations, agreements, statements, warranties, guaranties and promises contained in this Agreement, and no such other representation, warranty, agreement, guaranty, statement or promise, if any, made by any person acting on behalf of Empire shall be valid or binding upon Empire unless specifically set forth herein.

Except as otherwise provided in this Agreement, no representations, warranties, covenants, indemnifications or other obligations of Empire set forth in this Agreement shall survive the Closing beyond a period of twelve (12) months from the date of the Closing, except to the extent that Concord shall have delivered notice of a breach on or before such twelve (12) month anniversary.

Section 3.03                Article III Definitions. As used in this Article III, the following terms have the meanings hereinafter indicated :

“Governmental Entity” shall mean any governmental or regulatory authority, agency, commission, body, court or other governmental entity.

“Lien” shall mean any easement, encroachment, security interest, pledge, mortgage, lien (including, without limitation, environmental, Tax and ERISA liens), charge, judgment, claim, encumbrance, proxy, voting trust or voting agreement.

“material adverse effect” shall mean an effect that would prevent, materially delay or materially impair the ability of either Concord or Empire to consummate the transactions contemplated by this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Subsidiaries” shall mean, with respect to any Person, any other Person, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such entity or by one or more of its respective Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto, whether disputed or not, in each case including such taxes for which a Person is or may be liable (i) as a result of Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or foreign law), as transferee or successor, and (ii) as a result of being party to any agreement or any expressed or implied obligation to indemnify any Person.

“Tax Returns” shall mean any federal, state, local or foreign returns, reports, claims for refund, information returns or statements (including any amended returns or information returns) filed or required to be filed for purposes of a particular Tax.

Article IV.                   Miscellaneous.

Section 4.01                Headings.  The article and paragraph headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

Section 4.02                Invalidity and Waiver.  If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

Section 4.03                Governing Law.  This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the laws of the State of New York.

Section 4.04               No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions, or remedies to any person or entity as a third party beneficiary, decree, or otherwise.

Section 4.05               Entirety and Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings between the parties of any nature.  This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

Section 4.06               Attorneys’ Fees.  Should either party employ attorneys to enforce any of the provisions hereof, the party against whom any final judgment is entered agrees to pay the prevailing party all reasonable costs, charges, and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith.

Section 4.07               Construction.  The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto. Each time that this Agreement refers to Empire, the reference shall be to Empire and all of Empire’s subsidiaries that are directly involved with or that have been created in connection with the transactions contemplated by this Agreement, including Empire JV Member.

Section 4.08                Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 4.09               Counterparts.  This Agreement may be executed in any number of identical counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

Section 4.10               Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the transactions contemplated hereby.

Section 4.11               Jurisdiction.  With respect to any suit, action or proceeding relating to this Agreement (“Proceedings”) each party irrevocably (a) submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, in New York County and (b) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.

Section 4.12               Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HEREUNDER.

WITNESS the execution hereof, under seal, as of the day and year first above written, in any number of counterpart copies, each of which counterpart copies shall be deemed an original for all purposes.

CONCORD ASSOCIATES, L.P.

By: Convention Hotels, LLC, its General Partner By: Catskill Resort Group, LLC, its Managing Member
By:	/s/ Louis R. Cappelli
	Name:	Louis R. Cappelli
	Title:	Manager

EMPIRE RESORTS, INC.

By:	/s/ David P. Hanlon
	Name:	David P. Hanlon
	Title:	President and Chief Executive Officer